FOR IMMEDIATE RELEASE	NEWS
November 7, 2019	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Third Quarter 2019 Financial and Operating Results

MIDLAND, Texas November 7, 2019 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of gas compression equipment and services to the energy industry, today announced financial results for the three and nine months ended September 30, 2019.

Third Quarter 2019 Highlights
•Total revenue for the third quarter was $20.9 million, an increase of 5% and 27% over the second quarter of 2019 and the third quarter of 2018, respectively.
•Net loss for the third quarter was $12.2 million, which included a full impairment of goodwill, an increase to inventory allowance, and retirement of rental equipment that totaled $14.9 million.
•Diluted loss per share for the third quarter was $0.93. Adjusted diluted earnings per share for the third quarter was $0.10, an increase of $0.06 and $0.08 over the second quarter of 2019 and the third quarter of 2018, respectively. Please see Non-GAAP Financial Measures – Impairment and Other Non-Cash Charges, below.
•Adjusted EBITDA for the third quarter of 2019 was $7.3 million, an increase of 13% and 29% over the second quarter of 2019 and the third quarter of 2018, respectively. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

For the quarter ended September 30, 2019, NGS reported rental revenue of $14.4 million, a 20% increase compared to $12.0 million for the quarter ended September 30, 2018. Sequentially, rental revenue increased 6% during the third quarter of 2019 from $13.6 million during the second quarter of 2019. This growth was primarily due to an increase in the rentals of large horsepower units.

In addition, the Company reported a net loss for the third quarter of 2019 of $12.2 million compared to net income of $236,000 in the same quarter in 2018 and net income of $573,000 in the prior quarter. The third quarter of 2019 net loss included a full impairment of goodwill, an increase to inventory allowance, and retirement of rental equipment that totaled $14.9 million (“Impairment and Other Non-Cash Charges”). Excluding Impairment and Other Non-Cash Charges, adjusted net income for the third quarter of 2019 was $1.3 million, an increase of $1.1 million and $0.7 million over the third quarter of 2018 and the second quarter of 2019, respectively. Please see Non-GAAP Financial Measures – Impairment and Other Non-Cash Charges, below.

NGS reported a loss per diluted share for the third quarter of 2019 of $0.93, compared to diluted earnings per share of $0.02 for the third quarter of 2018 and $0.04 for the second quarter of 2019. Excluding Impairment and Other Non-Cash Charges, adjusted diluted earnings per share for the third quarter of 2019 was $0.10, an increase of $0.08 and $0.06 over the third quarter of 2018 and the second quarter of 2019, respectively. Please see Non-GAAP Financial Measures – Impairment and Other Non-Cash Charges, below.

Due to additional customer orders for our large horsepower units and specialized high-pressure compressors, as well as, an acceleration of anticipated 2020 capital expenditures into 2019 due to customer timing demands, NGS increased its 2019 capital expenditures budget for rental fleet additions to $60-$65 million from its previously discussed range of $40-$45 million. As has been the case over the past two years, the vast majority of these orders are committed at premium rental terms with many contracted for rental terms exceeding current market standards. We believe that available cash and anticipated cash flow from operations will be generally sufficient to fund our capital needs. Our cash balance as of September 30, 2019 was $19.5 million.

Additional Discussion of the Quarter

Revenue: Total revenue for the three months ended September 30, 2019 was $20.9 million, an increase of 27% from $16.4 million during the three months ended September 30, 2018. This increase was a result higher rental revenue largely due to an increase in rentals of large horsepower units as well as an increase in compressor sales in the third quarter of 2019 compared to the same period in 2018. Sequentially, total revenue increased by 5% to $20.9 million from $19.9 million in the second quarter of 2019. This increase was the result of higher rental revenue primarily due to an increase in rentals of large horsepower units.

Operating Income (Loss): Reported operating income (loss) for the three months ended September 30, 2019 decreased to a loss of $13.6 million from a loss of $44,000 and income of $593,000 during to the third quarter of 2018 and the second quarter of 2019, respectively. The operating loss during the third quarter of 2019 was due to Impairment and Other Non-Cash Charges totaling $14.9 million. This loss was partially offset by higher rental revenues and compressor sales compared to the third quarter of 2018. In comparison to the second quarter of 2019, this loss was partially offset by higher rental revenue and higher adjusted gross margins as a percentage of revenue. Excluding Impairment and Other Non-Cash Charges, adjusted operating income increased to $1.3 million, driven by higher rental revenues and compressor sales. Sequentially, adjusted operating income increased approximately $747,000 to $1.3 million from $593,000 mainly due to higher rental revenue and higher adjusted gross margins as a percentage of revenue. Please see Non-GAAP Financial Measures – Impairment and Other Non-Cash Charges, below.

Adjusted Gross Margins: Total adjusted gross margin for the three months ended September 30, 2019 increased by 27% to $10.0 million from $7.8 million for the same period in 2018. As a percentage of revenue, total adjusted gross margin remained flat at 48% for the three months ended September 30, 2019 and 2018. Sequentially, adjusted gross margin of $10.0 million for the three months ended September 30, 2019 increased by 12% from $9.0 million for the three months ended in June 30, 2019. Adjusted gross margin as a percentage of revenue increased to 48% during the third quarter of 2019 from 45% during the previous quarter, partially driven by the shift in revenues towards higher margin rentals from lower margin sales. Please see Non-GAAP Financial Measures-Adjusted Gross Margin, below.

Adjusted EBITDA: Adjusted EBITDA increased by 29% to $7.3 million during the third quarter of 2019 compared to $5.7 million during the third quarter of 2018. As a percentage of revenue, adjusted EBITDA remained flat at 35% during the third quarter of 2019 compared to the same period in 2018. In addition, adjusted EBITDA also increased 13% in the third quarter of 2019 from $6.5 million in the second quarter of 2019, while adjusted EBITDA as a percentage of revenue increased to 35% in the third quarter of 2019 compared to 32% in the second quarter of 2019. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash Flow: At September 30, 2019, cash and cash equivalents were $19.5 million, while bank debt was $417,000, none of which was classified as current. We had positive net cash flow from operating activities of $20.6 million during the nine months ended September 30, 2019.

Impairment and Other Non-Cash Charges: The Company performed a goodwill impairment analysis as of September 30, 2019. The analysis showed its carrying value of net assets exceeded its fair value, indicating that goodwill was fully impaired. Accordingly, the Company recorded a goodwill impairment charge of $10.0 million during the third quarter of 2019.

During the third quarter of 2019, management performed a review of the Company’s rental compressor units and determined that 327 units should be retired, representing total horsepower of 39,758. Based on this review, at September 30, 2019, NGS recorded a $1.5 million non-cash loss on the retirement of rental equipment to reduce the book value of the units to zero.

Due to the slow moving nature or obsolescence of long-term inventory and inventory related to the retirement of rental equipment, management has started a thorough inventory analysis. Accordingly, management has recorded an increase of $3.4 million in the inventory allowance reserve for costs that may not be recoverable in the future.

Commenting on Third Quarter 2019 results, Stephen C. Taylor, President and CEO, said:
“This morning, we reported our third quarter 2019 results. NGS posted yet another strong operational quarter despite headwinds that have challenged others in the energy industry. We grew revenue in all of our operating segments during the quarter while increasing our sales, rental and overall margins. We are especially encouraged by our rental revenue growth of 20% when compared to the same period last year and 6% compared sequentially, which was fueled by robust performance in our large horsepower segment. Our compressor sales continued to be strong with gross margin as a percentage of revenue this quarter being the highest since Q1 2018. Net income, adjusted for balance sheet items, was 10 cents per diluted share.

"Our focus on maintaining a strong balance sheet and focusing on high return projects has served NGS and its shareholders well in this challenging operating environment. Our approach to self-funding capital expenditures, mostly for large horsepower equipment, has enabled us to increase our market share and take advantage of opportunities not available to competitors with less financial flexibility. Our cash flow from operations for the quarter was $14.2 million, or 68% of revenue, and our balance sheet cash level remained solid at $19.5 million with debt at less than half a million dollars.”

Selected data: The tables below show, for the three and nine months ended September 30, 2019 and 2018, revenues and percentage of total revenues, along with our operating income (loss) and adjusted gross margin (exclusive of depreciation and amortization) as well as related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue
	Three months ended September 30,				Nine months ended September 30,
	2019		2018		2019		2018
	(in thousands)
Rental	$14,434	69%	$12,039	73%	$41,393	70%	$34,937	71%
Sales	5,877	28%	3,947	24%	15,816	27%	13,328	27%
Service & Maintenance	541	3%	410	3%	1,529	3%	1,053	2%
Corporate	—	—%	—	—%	—	—%	—	—%
Total	$20,852		$16,396		$58,738		$49,318

	Operating (loss) Income
	Three months ended September 30,				Nine months ended September 30,
	2019		2018		2019		2018
	(in thousands)
Rental	$5,635	39%	$6,676	55%	$20,350	361%	$19,675	56%
Sales	(876)	(15)%	866	22%	945	(108)%	3,132	23%
Service & Maintenance	377	70%	303	74%	1,059	281%	780	74%
Corporate	(18,697)	NA	(7,889)	NA	(35,113)	NA	(23,055)	NA
Total	$(13,561)	(65)%	$(44)	—%	$(12,759)	(22)%	$532	1%

	Adjusted Gross Margin (1)
	Three months ended September 30,				Nine months ended September 30,
	2019		2018		2019		2018
	(in thousands)
Rental	$8,134	56%	$6,676	55%	$22,849	55%	$19,675	56%
Sales	1,487	25%	866	22%	3,308	21%	3,132	23%
Service & Maintenance	377	70%	303	74%	1,059	69%	780	74%
Corporate	—	NA	—	NA	—	NA	—	NA
Total	$9,998	48%	$7,845	48%	$27,216	46%	$23,587	48%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue, while selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this Non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating (loss) income to adjusted gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2019	2018	2019	2018
Operating (loss) income	$(13,561)	$(44)	$(12,759)	$532
Depreciation and amortization	5,867	5,536	17,108	16,372
Selling, general, and administration expenses	2,791	2,353	7,966	6,683
Impairment of goodwill	10,039	—	10,039	—
Inventory allowance and retirement of rental equipment	4,862	—	4,862	—
Adjusted Gross Margin	$9,998	$7,845	$27,216	$23,587

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, impairment of goodwill, an increase in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net (loss) income to Adjusted EBITDA is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2019	2018	2019	2018
Net (loss) income	$(12,232)	$236	$(11,302)	$708
Interest expense	4	4	12	10
Income tax (benefit) expense	(1,240)	(100)	(890)	3
Depreciation and amortization	5,867	5,536	17,108	16,372
Impairment of goodwill	10,039	—	10,039	—
Inventory allowance and retirement of rental equipment	4,862	—	4,862	—
Adjusted EBITDA	$7,300	$5,676	$19,829	$17,093

Non GAAP Financial Measures - Impairment and Other Non-Cash Charges: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating income and adjusted net income exclude goodwill impairment, an increase in inventory allowance, and retirement of rental equipment taken in the third quarter of 2019.

Impairment and Other Non-Cash Charges incurred during the third quarter of 2019 are as follows:

	(in thousands)
	Pre-Tax	Tax	Net
Inventory allowance	$3,350	$758	$2,592
Retirement of rental equipment	1,512	342	1,170
Impairment of goodwill	10,039	255	9,784
Total	$14,901	$1,355	$13,546

The reconciliation of operating loss to adjusted operating income is as follows:

	Three months ended September 30,	Nine months ended September 30,
	Condensed (in thousands)
	2019
Reported operating loss	$(13,561)	$(12,759)
Inventory allowance	3,350	3,350
Retirement of rental equipment	1,512	1,512
Impairment of goodwill	10,039	10,039
Adjusted operating income	$1,340	$2,142

The reconciliation of net loss to adjusted net income is as follows:

	Three months ended September 30,		Nine months ended September 30,
	Condensed (in thousands)	Per diluted share(1)	Condensed (in thousands)	Per diluted share(1)
	2019
Reported net loss	$(12,232)	$(0.93)	$(11,302)	$(0.86)
Inventory allowance	2,592	0.19	2,592	0.19
Retirement of rental equipment	1,170	0.09	1,170	0.09
Impairment of goodwill	9,784	0.73	9,784	0.73
Change in diluted shares(1)	—	—	—	—
Adjusted net income	$1,314	$0.10	$2,244	$0.17

Notes:

(1) In the three and nine months ended September 30, 2019, restricted stock and stock options were not included in the computation of reported diluted loss per share due to their antidilutive effect ($0.02 per share). Weighted averages of 322,866 shares of restricted stock and 286,435 shares of restricted stock were included in the computation of adjusted diluted earnings per share for the three and nine months ended September 30, 2019, respectively.

Conference Call Details:

Teleconference: Thursday, November 7, 2019 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2019.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$19,482	$52,628
Trade accounts receivable, net of allowance for doubtful accounts of $325 and $291, respectively	11,224	7,219
Inventory	30,289	30,974
Prepaid income taxes	3,102	3,148
Prepaid expenses and other	1,320	2,430
Total current assets	65,417	96,399
Long-term inventory, net of allowance of $3,371 and $19, respectively	540	3,980
Rental equipment, net of accumulated depreciation of $156,800 and $165,428, respectively	205,741	175,886
Property and equipment, net of accumulated depreciation of $12,317 and $11,556, respectively	22,101	16,587
Right of use assets - operating leases, net of accumulated amortization $130	447	—
Goodwill	—	10,039
Intangibles, net of accumulated amortization of $1,852 and $1,758, respectively	1,307	1,401
Other assets	1,443	1,109
Total assets	$296,996	$305,401
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,183	$2,122
Accrued liabilities	8,358	8,743
Current operating leases	107	—
Deferred income	81	81
Total current liabilities	12,729	10,946
Line of credit	417	417
Deferred income tax liability	31,229	32,158
Long-term operating leases	340	—
Other long-term liabilities	1,790	1,699
Total liabilities	46,505	45,220
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,142 and 13,005 shares issued, respectively	131	130
Additional paid-in capital	109,861	107,760
Retained earnings	140,989	152,291
Treasury Shares, at cost, 38 shares	(490)	—
Total stockholders' equity	250,491	260,181
Total liabilities and stockholders' equity	$296,996	$305,401

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Rental income	$14,434	$12,039	$41,393	$34,937
Sales	5,877	3,947	15,816	13,328
Service and maintenance income	541	410	1,529	1,053
Total revenue	20,852	16,396	58,738	49,318
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	6,300	5,363	18,544	15,262
Cost of sales, exclusive of depreciation and amortization stated separately below	4,390	3,081	12,508	10,196
Cost of service and maintenance	164	107	470	273
Selling, general and administrative expense	2,791	2,353	7,966	6,683
Depreciation and amortization	5,867	5,536	17,108	16,372
Impairment of goodwill	10,039	—	10,039	—
Inventory allowance and retirement of rental equipment	4,862	—	4,862	—
Total operating costs and expenses	34,413	16,440	71,497	48,786
Operating (loss) income	(13,561)	(44)	(12,759)	532
Other income (expense):
Interest expense	(4)	(4)	(12)	(10)
Other income, net	93	184	579	189
Total other income, net	89	180	567	179
(Loss) Income before provision for income taxes	(13,472)	136	(12,192)	711
Income tax benefit (expense)	1,240	100	890	(3)
Net (loss) income	$(12,232)	$236	$(11,302)	$708
(Loss) Earnings per share:
Basic	$(0.93)	$0.02	$(0.86)	$0.05
Diluted	$(0.93)	$0.02	$(0.86)	$0.05
Weighted average shares outstanding:
Basic	13,137	12,977	13,112	12,953
Diluted	13,137	13,254	13,112	13,228

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) income	$(11,302)	$708
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,108	16,372
Deferred income taxes	(929)	133
Stock-based compensation	1,780	1,729
Bad debt allowance (recovery)	55	(137)
Inventory allowance	3,350	—
Impairment of goodwill	10,039	—
Gain on sale of assets	(37)	(49)
Retirement of rental equipment	1,512	—
(Gain) loss on company owned life insurance	(145)	15
Changes in operating assets and liabilities:
Trade accounts receivables	(4,060)	555
Inventory	1,861	6,307
Prepaid expenses and prepaid income taxes	198	(416)
Accounts payable and accrued liabilities	1,054	(2,397)
Deferred income	—	(51)
Other	125	267
NET CASH PROVIDED BY OPERATING ACTIVITIES	20,609	23,036
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(53,401)	(28,815)
Purchase of company owned life insurance	(207)	(237)
Proceeds from sale of property and equipment	26	49
Proceeds from insurance claims of property and equipment	11	—
NET CASH USED IN INVESTING ACTIVITIES	(53,571)	(29,003)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments from other long-term liabilities, net	(16)	(25)
Proceeds from exercise of stock options	505	680
Purchase of treasury shares	(490)	—
Taxes paid related to net share settlement of equity awards	(183)	(629)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(184)	26
NET CHANGE IN CASH AND CASH EQUIVALENTS	(33,146)	(5,941)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,628	69,208
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,482	$63,267
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$43	$10
Income taxes paid	$254	$66
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$746	$144
Transfer of prepaids to rental equipment and inventory	$958	$—
Right of use acquired through an operating lease	$126	$—